Exhibit 3.3(a)

ARTICLES OF INCORPORATION

OF

BAKER COMMERCIAL REALTY, INC.

The undersigned, acting as incorporator of a corporation under the Texas Business Corporation Act (the “Act”), does hereby adopt the following Articles of Incorporation for the corporation:

1. NAME. The name of the corporation is Baker Commercial Realty, Inc.

2. DURATION. The period of its duration is perpetual.

3. PURPOSE. The purposes for which the corporation is organized are to engage in business as a real estate broker under the provisions of the Texas Real Estate License Act and similar statutes in other states and for the transaction of any or all other lawful business for which corporations may be incorporated under the Act.

4. SHARES. The aggregate number of shares which the corporation shall have authority to issue is ONE THOUSAND (1,000) shares of Common Stock of the par value of ONE DOLLAR ($1.00) each.

5. COMMENCEMENT OF BUSINESS. The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

6. REGISTERED OFFICE AND AGENT. The post office address of its registered office is 7215 Desco Drive, Dallas, Texas 75225, and the name of its initial registered agent at such address is Philip C. Baker.

7. INITIAL DIRECTORS. The number of directors constituting the initial Board of Directors is two (2); thereafter, the number of directors of the corporation shall be fixed in accordance with the Bylaws. The names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

Philip C. Baker	7215 Desco Drive
Dallas, TX 75225

Pamela Baker	7215 Desco Drive
Dallas, TX 75225

8. INCORPORATOR. The name and address of the incorporator is: Philip C. Baker, 7215 Desco Drive, Dallas, TX 75225.

9. PRE-EMPTIVE RIGHTS. No Shareholder shall have any pre-emptive rights to purchase shares of the corporation.

10. NON-CUMULATIVE VOTING. Cumulative voting is expressly prohibited. Directors shall be elected by majority vote of the shares represented at any meeting at which a quorum is present.

11. BYLAWS. The power to alter, amend or repeal the Bylaws or to adopt new Bylaws shall be vested in either the shareholders or the Board of Directors of the corporation.

12. LIABILITY OF DIRECTORS. A director of the corporation shall not be liable to the corporation or its shareholders or members for monetary damages for an act or omission in the directors capacity as director, except that this Article does not eliminate or limit liability of a director for:

(a) a breach of the director’s duty of loyalty to the corporation or its shareholders or members;

(b) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

(c) a transaction for which a director received an improper benefit, whether or not the be benefit resulted from an action taken within the scope of the director’s office;

(d) an act or omission for which the liability of a director is expressly provided for by statute; or

(e) an act related to an unlawful stock repurchase or payment of a dividend.

IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of July, 1992.

/s/ Philip C. Baker
Philip C. Baker